CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Other Service Providers" in the Statements of Additional Information, both included in Post-Effective Amendment Number 40 to the Registration Statement (Form N-1A, No. 033-25301) of Williamsburg Investment Trust and to the use of our reports dated May 6, 2004 on the March 31, 2004 financial statements of the Davenport Equity Fund, FBP Contrarian Equity Fund, FBP Contrarian Balanced Fund, Jamestown Balanced Fund, Jamestown Equity Fund, Jamestown Tax Exempt Virginia Fund, Jamestown International Fund, and Government Street Mid-Cap Fund of Williamsburg Investment Trust, included therein.





                                             /s/ ERNST & YOUNG LLP

Cincinnati, Ohio
July 30, 2004